UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2012

CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 717, Pittsburgh, PA 15230-0717	15230-0717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (412) 787-6700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously disclosed on the Current Reports on Form 8-K filed on each of May 15, 2012 and June 27, 2012, John S. Stanik informed Calgon Carbon Corporation (the “Company”) that he would retire and that his retirement would be effective on July 31, 2012. On July 31, 2012, in connection with his retirement, Mr. Stanik and the Company entered into each of a certain Confidential Separation Agreement and Release (the “Separation Agreement”) and a certain Agreement for Consulting Services (the “Consulting Agreement”).

Pursuant to the terms of the Separation Agreement, Mr. Stanik agreed to forfeit 50,976 unvested stock options held by him that would have otherwise vested upon his retirement and 55,808 restricted performance units to which he would have had continuing rights beyond his retirement.  Mr. Stanik also agreed to certain non-disparagement and confidentiality provisions; agreed to enter into the Consulting Agreement; and he agreed to otherwise cooperate with the Company.  Finally, Mr. Stanik agreed to release the Company and its subsidiaries and affiliates and their officers, directors, employees, shareholders, agents, successors and/or assigns from all claims, issues or causes of action, known or unknown.  In return, in addition to the compensation and benefits that Mr. Stanik would have normally received upon his retirement such as payment of his accrued salary and vacation pay, the Company agreed to immediately vest 24,689 shares of restricted stock held by Mr. Stanik.  The Company also agreed to pay the applicable premium in excess of the employee paid portion for continued health coverage for Mr. Stanik and his family for at least 18 months and after the expiration of the continued health coverage until the end of an aggregate period of 54 months (including the period for which continued health coverage is provided) to reimburse Mr. Stanik for specified medical expenses in an aggregate amount not to exceed $100,000 per year.  The Company’s obligation to provide continued health coverage and to reimburse for medical expenses will terminate if Mr. Stanik becomes eligible to obtain medical coverage from another employer.  The Company also agreed to pay Mr. Stanik a lump sum of $1,870,000 and to reimburse him up to $25,000 in the aggregate for certain tax and legal advice.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full and complete copy of the Separation Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Pursuant to the Consulting Agreement, Mr. Stanik agreed to provide consulting and operational services relating to transition matters, including assistance to his successor at the Company, for a period of two years.  Mr. Stanik also agreed to extend the period during which he has agreed not to compete with the Company for the two years during which he will consult for the Company and for two additional years thereafter.  In return, the Company will pay Mr. Stanik a retainer of $12,500 per month for 24 months beginning in August 2012.

The foregoing description of the Consulting Agreement is qualified in its entirety by reference to the full and complete copy of the Consulting Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Also on July 31, 2012, Mr. Stanik resigned his position on the Board of Directors of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description

10.1	Confidential Separation Agreement and Release dated as of July 31, 2012, by and between Calgon Carbon Corporation and John S. Stanik.

10.2	Agreement for Consulting Services dated as of July 31, 2012, by and between Calgon Carbon Corporation and John S. Stanik.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION (Registrant)

Date: August 3, 2012	/s/ Richard D. Rose
(Signature)
Richard D. Rose Senior Vice President, General Counsel and Secretary